Exhibit 10.1

April 20, 2016
Re: Separation of Executive Employment Agreement and Share Repurchase Agreement
Dear Mr. Higgins:
Arbutus Biopharma, Inc. (the “Company”) and you (“you”) entered into an Executive Employment Agreement effective as of July 10, 2015 (the “Employment Agreement”) pursuant to which you agreed to provide certain services to the Company. Further, Arbutus Biopharma Corporation (the “Parent”) and you entered into a Share Repurchase Agreement effective as of July 10, 2015 (the “Share Repurchase Agreement”) pursuant to which the Parent received a repurchase right for certain Common Shares of the Parent (the “Common Shares”) as set forth therein.
This letters confirms the agreement between the Company and you that your employment with the Company shall terminate and the Employment Agreement shall terminate immediately as of the close of business on April 30, 2016 (the “Termination Date”). This letter further confirms the agreement between the Parent and you that the Share Repurchase Agreement, including the Parent’s right to repurchase the Buyback Shares (as defined in the Share Repurchase Agreement), is terminated in its entirety as of the date hereof.
The termination of your employment is being effected without Cause (as defined in the Employment Agreement) pursuant to Sec. 4(d) of the Employment Agreement. In connection with your termination and subject to your execution of the release set forth on Exhibit A attached hereto (the “Release”), the Company shall pay to you, within sixty days from the date hereof, (i) a severance amount equal to $720,000 and (ii) a bonus payment equal to $48,096. Provided that you timely elect COBRA coverage, the Company shall also reimburse you for the COBRA premiums paid by you, if any, for the continuation of coverage under your existing group company health plan that you and your dependents are eligible to receive for the earlier of (x) a period of up to 24 months from the Termination Date, or (y) until you become eligible to receive health insurance benefits under any other employer’s group health plan. In addition, the Company shall pay to you the Accrued Benefit (as defined in the Employment Agreement) pursuant to Section 5(a).
Please note that, in accordance with the Confidentiality and Proprietary Rights Agreement by and between you and the Company, dated as of May 26, 2015 (the “Confidentiality Agreement”), which will continue to remain in full force and effect, your obligations with respect to Confidential Information (as defined in the Confidentiality Agreement) shall continue until such time as such Confidential Information has become public knowledge other than as a result of your breach of the Confidentiality Agreement or breach by those acting in concert with you or on your behalf. Further, pursuant to the terms of the Confidentiality Agreement, you must immediately (a) provide or return to the Company any and all Company property, Parent property and all Company documents and materials belonging to the Company or the Parent and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product (each as defined in the Confidentiality Agreement), that are in your possession or control, whether they were provided to you by the Company, the Parent or any of their business associates or created by you in connection with your employment by the Company; and (b) delete or destroy all copies of any such documents and materials not returned to the Company that remain in your possession or control, including those stored on any non-Company devices, networks, storage locations and media in the your possession or control.

Please also note that the Lock-Up Agreement by and between you and the Company, dated January 11, 2015 (the “Lock-Up Agreement”), will remain in full force and effect and your obligations thereunder will continue until such obligations terminate or expire pursuant to the terms of the Lock-Up Agreement.
As set forth herein, this letter supersedes all prior agreements, written or oral, between you and the Company, relating to the termination of your employment pursuant to Section 4 of the Employment Agreement and the receipt of severance pursuant to Section 5 of the Employment Agreement.
Please acknowledge the terms and conditions set forth above by signing where indicated below and returning to my attention by electronic mail and overnight delivery. Thank you for your prompt attention to this matter.

ARBUTUS BIOPHARMA, INC.

By: /s/Mark J. Murray
Name: Mark J. Murray,
Title: President and Chief Executive Officer

ARBUTUS BIOPHARMA CORPORATION

By: /s/Mark J. Murray
Name: Mark J. Murray,
Title: Chief Executive Officer
Agreed and Accepted
/s/Patrick T. Higgins
Name: Patrick T. Higgins
Date: April 21, 2016

Exhibit A
Form of Release
See attached
GENERAL RELEASE
In exchange for the consideration set forth in the Separation letter dated April 29, 2016 (the “Separation Agreement”), I, Patrick T. Higgins, agree, for myself, my spouse, heirs, executor or administrator, assigns, insurers, attorneys, and other persons or entities acting or purporting to act on my behalf (the “Executive’s Parties”), to irrevocably and unconditionally release, acquit, and forever discharge Arbutus Biopharma, Inc. (the “Company”), Arbutus Biopharma Corporation (the “Parent”) and each of their affiliates, subsidiaries, directors, officers, employees, shareholders, partners, agents, representatives, predecessors, successors, assigns, insurers, attorneys, benefit plans sponsored by the Company or the Parent, and said plans’ fiduciaries, agents and trustees (the “Company’s Parties”), from any and all actions, causes of action, suits, claims, obligations, liabilities, debts, demands, contentions, damages, judgments, levies, and executions of any kind, whether in law or in equity, known or unknown, which the Executive’s Parties have, have had, or may in the future claim to have against the Company’s Parties by reason of, arising out of, related to, or resulting from my employment with the Company or the Separation of that employment. This release specifically includes without limitation any claims arising in tort or contract, any claim based on wrongful discharge, any claim based on breach of contract, any claim arising under federal, state or local law prohibiting race, sex, age, religion, national origin, handicap, disability, or other forms of discrimination, any claim arising under federal, state, or local law concerning employment practices, and any claim relating to compensation or benefits. This specifically includes, without limitation, any claim that I have or have had under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, as amended, and the Employee Retirement Income Security Act of 1974, as amended. It is understood and agreed that the waiver of benefits and claims contained in this section does not include a waiver of the right to payment of any vested, nonforfeitable benefits to which me or my beneficiary may be entitled under the terms and provisions of any employee benefit plan of the Company or the Parent which have accrued as of the Separation Date (as defined in the Separation Agreement), and does not include a waiver of the right to benefits and payment of consideration to which I may be entitled under the Separation Agreement. I acknowledge that I am entitled to only the severance benefits and compensation set forth in the Separation Agreement, and that all other claims for any other benefits or other compensation are hereby waived, except those expressly stated in the preceding sentence.
I hereby acknowledge my understanding that under this General Release I am releasing any known or unknown claims I may have.
I specifically agree and acknowledge that: (a) my waiver of rights under this General Release is knowing and voluntary as required under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621 et seq. and the Older Workers Benefit Protection Act; (b) I understand the terms of this General Release; (c) the Company has advised me to consult with an attorney prior to executing this General Release; (d) the Company has given me a period of up to twenty-one (21) days within which to consider this General Release; and (e) following my execution of this General Release, I have seven (7) days in which to revoke this General Release, only insofar as it extends to potential claims under the ADEA. If I choose not to so revoke, then this General Release shall then become effective and enforceable and the payment contemplated under the terms of the Separation Agreement shall then be made to me in accordance with the terms of the Separation Agreement. Should I elect to revoke this General Release insofar as it extends to potential claims under the ADEA, any such revocation must be in writing and delivered by hand or by certified mail (return receipt requested) within the seven day revocation period to Mark Murray, 100-8900 Glenlyon Parkway, Burnaby, British Columbia, Canada V5J 5J8.
I expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of claims.

/s/Patrick T. Higgins
Patrick T. Higgins
Date: April 29, 2016

[General Release of Patrick Higgins]